FIRST PATIENT ENROLLED IN GENSPERA G-202 PHASE II GLIOBLASTOMA TRIAL

SAN ANTONIO, Texas, March 18, 2014 – GenSpera, Inc. (OTCQB:GNSZ) announced that the first patient was enrolled in the Phase II clinical trial of its lead compound, G-202, in patients who have glioblastoma multiforme (GBM), the most prevalent type of primary brain cancer. The trial is being conducted at UC San Diego Moores Cancer Center. This Phase II G-202 trial will treat up to 34 patients with GBM that has progressed or recurred after at least one other treatment.

“Researchers at the UC San Diego School of Medicine are focused on creating improved therapies for brain cancer patients. As such, we were one of the first to show robust expression of PSMA in the vasculature of glioblastomas, as well as in other gliomas, which formed the rationale to proceed with G-202 in a GBM clinical trial,” said Santosh Kesari, MD, PhD, co-investigator, neuro-oncologist and director of the Translational Neuro-Oncology Laboratories at UC San Diego Moores Cancer Center.

“We are excited to open this clinical trial using a novel tumor-targeting technology in recurrent glioblastoma patients with the goal of improving survival and identifying biomarkers of response," said principal investigator, David Piccioni, MD, PhD.

“The GBM trial constitutes another milestone in our plan to develop G-202 in multiple cancer indications,” said Craig Dionne, PhD, GenSpera CEO. “We are particularly pleased to collaborate with Dr. Kesari and his colleagues, who have been so instrumental in developing the rationale for potential utility of G-202 in GBM and other brain tumors.”

About Glioblastoma Multiforme

Glioblastoma Multiforme (GBM) is the most common type of malignant primary brain tumor and is characterized by a highly-invasive and angiogenic (forming new blood vessels) pattern of growth and a low survival rate. Only 30% of patients survive one year after diagnosis. At five years, the survival rate drops to 3%. Treatment options currently are limited and include surgery, combined with some form of radiation and/or chemotherapy. No established protocol exists for chemotherapy and none of the regimens are curative, according to the American Association of Neurological Surgeons. Efforts to improve second-line therapies have met with only limited success. Two recent late-stage studies with anti-cancer agents led to only marginal improvements. A large unmet medical need still remains for new treatments for patients with GBM.

About the Trial

This Phase II trial will treat up to 34 patients with recurrent or progressive glioblastoma who have undergone at least one prior treatment regimen that must include surgery and/or radiotherapy. The primary endpoint of the trial is six-month progression-free survival after at least two cycles of treatment.

About the Translational Neuro-Oncology Laboratories at UCSD Moores Cancer Center

UC San Diego Moores Cancer Center is home to nearly 350 medical and radiation oncologists, cancer surgeons, and researchers. It is one of only 41 National Cancer Institute-designated comprehensive cancer centers in the United States, a rare honor distinguishing exceptionally high achievement in research, clinical care, education and community outreach and partnerships. For more information, visit www.cancer.ucsd.edu. Specific information about Professor Santosh Kesari and his work can be found at www.kesarilab.ucsd.edu.

About GenSpera

GenSpera’s technology platform combines a powerful, plant-derived cytotoxin (thapsigargin) with a prodrug delivery system that provides for the targeted release of drug candidates within a tumor. Unlike typical chemotherapeutic agents, thapsigargin results in cell death irrespective of the rate of cell division, which may provide an effective approach to kill both fast- and slow-growing cancers. GenSpera’s lead drug candidate, G-202, is activated by the enzyme PSMA, which is found at high levels in the vasculature of liver and glioblastoma cancers and in the vasculature of almost all other solid tumors. G-202 is therefore expected to have potential efficacy in a wide variety of tumor types.

G-202 Phase II clinical trials are underway in both hepatocellular carcinoma and glioblastoma.

For more information, please visit the Company’s website: www.genspera.com or follow us on Twitter @GenSperaNews.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements. Investors are cautioned that statements in this press release regarding potential applications of GenSpera’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera’s periodic reports filed with the Securities and Exchange Commission.

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CONTACT:

Company:	Craig Dionne, PhD, CEO

GenSpera, Inc. (210) 479-8112

Media:	Deanne Eagle

Planet Communications (917) 837-5866

Investors:	John Baldissera

BPC Financial Marketing (800) 368-1217